Exhibit 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FOURTH QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — AUGUST 22, 2014

SKYLINE REPORTS RESULTS FOR FOURTH QUARTER AND YEAR END

Skyline’s net sales for the fourth quarter of fiscal year 2014 were $57,701,000 as compared to $48,832,000 in the fourth quarter of fiscal 2013. For fiscal 2014, net sales were $191,730,000 as compared to $177,574,000 for fiscal 2013.

Net sales for Skyline’s housing segment were $43,629,000 in the fourth quarter of fiscal 2014 as compared to $29,533,000 in the fourth quarter of fiscal 2013. For fiscal 2014, net sales were $145,864,000 as compared to $111,104,000 in fiscal 2013.

Net sales for Skyline’s recreational vehicle segment were $14,072,000 in fiscal 2014’s fourth quarter as compared to $19,299,000 in the fourth quarter of fiscal 2013. For fiscal 2014, net sales were $45,866,000 as compared to $66,470,000 for the same period a year ago.

Skyline reported a net loss of $2,560,000 in the fourth quarter of fiscal 2014 as compared to net income of $45,000 in the fourth quarter of fiscal 2013. On a per share basis, net loss was $.30 as compared to net income of $.01 for the same period a year ago. For fiscal 2014, net loss was $11,864,000 as compared to a net loss of $10,513,000 for a year ago. Net loss per share was $1.41 as compared to a net loss per share of $1.25 for the same period a year ago. Included in current year’s pretax loss was a gain on the sale of idle property, plant and equipment of $244,000 and $706,000 for the fourth quarter and year, respectively. Likewise, prior year’s pretax loss for the fourth quarter and year included a $230,000 and $1,641,000 gain on the sale of idle property, plant and equipment, respectively.

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BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)
	Three Months Ended May 31,						Year Ended May 31,
	(Unaudited)
	2014			2013			2014			2013
Net sales	$57,701			$48,832			$191,730			$177,574

(Loss) net income before income taxes	(2,560)	(A	)	45	(B	)	(11,864)	(C	)	(10,513)	(D	)
Benefit from income taxes	—			—			—			—

Net (loss) income	$(2,560)			$45			$(11,864)			$(10,513)

Basic (loss) income per share	$(.30)			$.01			$(1.41)			$(1.25)

Number of weighted average common shares outstanding	8,391,244			8,391,244			8,391,244			8,391,244

(A)	Includes $244 gain on sale of idle property, plant and equipment
(B)	Includes $230 gain on sale of idle property, plant and equipment
(C)	Includes $706 gain on sale of idle property, plant and equipment
(D)	Includes $1,641 gain on sale of idle property, plant and equipment

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)
	May 31,
	2014	2013
ASSETS
Cash, restricted cash and temporary cash investments	$6,031	$16,438
Accounts receivable	21,029	13,472
Note receivable, current	50	47
Inventories	11,330	8,732
Worker’s compensation security deposit	2,688	2,597
Other current assets	542	351

Total Current Assets	41,670	41,637
Note receivable, long-term	1,581	1,631
Property, Plant and Equipment, net	15,953	18,342
Other Assets	6,550	6,317

Total Assets	$65,754	$67,927

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$5,139	$3,675
Accrued liabilities	13,108	10,532

Total Current Liabilities	18,247	14,207

Long-Term Liabilities	13,720	8,069

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	94,291	106,155
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	33,787	45,651

Total Liabilities and Shareholders’ Equity	$65,754	$67,927